Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com	Donald C. Weinberger Wolfe Axelrod Weinberger Associates, LLC 212-370-4500 don@wolfeaxelrod.com

FOR IMMEDIATE RELEASE:

November 7, 2005

LIPID SCIENCES, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2005

Dr.  S. Lewis Meyer to Present at Rodman & Renshaw Healthcare Conference on
November 8, 2005

PLEASANTON, Calif., November 7, 2005 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the third quarter and nine months ended September 30, 2005.  Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role.  These medical indications include cardiovascular disease and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the third quarter of 2005, the Company reported a net loss of $2.6 million, or $0.10 per share on a basic and diluted basis.  This compares with a net loss of $3.2 million, or $0.13 per share, on a basic and diluted basis, for the same period in 2004.  Operating expenses for the third quarter of 2005 were $2.7 million representing a decrease of 15% from $3.2 million reported during the same period in 2004. Research and development expenses, which accounted for 66% of the Company’s operating expenses, decreased 21% to $1.8 million from $2.3 million in the same period last year.  The decrease in research and development expenses was due primarily to reductions in stock compensation expenses, and costs associated with the Company’s HDL Therapy non-human primate study, which concluded in the second quarter of this year.  This decrease was partially offset by an increase in expenses related to the anticipated submission of the Company’s Investigational Device Exemption (IDE) application to the Food and Drug Administration (FDA) and the anticipated initiation of a human clinical trial of the Company’s HDL Therapy platform.

For the nine months ending September 30, 2005, the Company reported a net loss of $7.6 million, or $0.31 per share, on a basic and diluted basis.  This compares with a net loss of $9.4 million or $0.38 per share, on a basic and diluted basis, for the same nine-month period in 2004.  For the nine months ended September 30, 2005, operating expenses decreased by 18% to $7.9 million from $9.6 million for the same period in the previous year for the reasons stated above.  The research and development portion, which accounted for 67% of the Company’s operating expenses for the nine months ended September 30, 2005, decreased 22% to $5.3 million from $6.7 million for the same period last year.

As previously announced on September 30, 2005, Lipid Sciences closed a private placement of common stock and warrants.  The Company issued 2,430,198 shares of common stock at $2.98 per share for gross proceeds of approximately $7.2 million.  In addition, Additional Investment Rights (AIRs) in the form of warrants to purchase 1,215,096 shares of common stock at $3.73 per share, and warrants to purchase 729,057 shares of common stock at $4.20 per share were issued as part of this transaction, with the potential to raise an additional $4.5 million in gross proceeds for the Company upon the exercise of the AIRs.  The warrants expire on September 30, 2010 and the AIRs expire 90 days after the date a registration statement related to the resale of these shares of common stock, warrants and AIRs is deemed effective by the Securities and Exchange Commission.  The shares, warrants and AIRs were offered and sold only to institutional and accredited investors.

At September 30, 2005, the Company had approximately $18.3 million in cash, cash equivalents, and short-term investments.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, through mid-2007.  The Board of Directors continues to consider third-party inquiries and explore strategic alternatives.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “The funds from our recently closed private placement will provide important financial flexibility and visibility as we pursue development programs related to our three product opportunities:  Our HDL Therapy selective delipidation system, HDL mimetic peptide drugs, and our Viral Immunotherapy process.  We have successfully completed the third-party electrical and safety performance testing of our PDS-2 selective delipidation device by Intertek Testing Services NA Inc. This system validation is an important component of our Investigational Device Exemption (IDE) submission to the FDA.  We are now working toward validating the disposable components of our PDS-2 system.  We anticipate that the submission of our IDE to the FDA, the approval of the IDE submission, and the initiation of a planned human clinical trial of our HDL Therapy platform should occur during the fourth quarter of this year and the first quarter of next year.”

He continued, “We also expect to launch the next stage of a pre-clinical non-human primate study for our Viral Immunotherapy program by year end.  We anticipate that the results of this 18-month study will provide safety data that could be used as the basis of a future application to the FDA for the initiation of a human clinical trial designed for the treatment of HIV-infected patients or for a potential offshore human study in collaboration with a corporate partner.”

Presentation at the Rodman & Renshaw Techvest 7th Annual Healthcare Conference:  Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences, Inc. will make a presentation at this Annual Healthcare Conference in New York on Tuesday, November 8, 2005, at 11:15 a.m. (Eastern Time).  He will outline the progress of the Company’s HDL Therapy and Viral Immunotherapy platforms.  To listen to the webcast at the time of the presentation, please log-on to www.rodmanandrenshaw.com/rodman.asp?link=Conferences7/ConferenceWebcasters&bgcolor=wht.  Afterwards, the webcast and the accompanying slides will be archived at www.lipidsciences.com in the Investor Relations section of the Company website.

SIV-Infected Non-Human Primate Study Completed:  Statistical significance was reached both in the long-term survival of these animals as compared to a retrospective, SIV-infected, non-immunized control group (p=0.0067), as well as a viral load reduction of approximately 90% (p=0.04) that was maintained for the nine months’ duration of the study follow-up period.  The Company is now moving forward with an 18-month, placebo-controlled study of 28 animals to demonstrate both survival and viral load reduction.

The Company anticipates that the results of this expanded study will provide safety data that could be used in a future application to the Food and Drug Administration to allow for the initiation of a human clinical trial designed for the treatment of HIV-infected patients, or for a potential offshore human study in collaboration with a corporate partner.

Launch of Expanded HDL Therapy Platform in Collaboration with Washington Hospital Center:  As part of a strategic plan to broaden the scope of the HDL Therapy platform, the Company will embark on a new development program in the field of HDL mimetic peptides under the leadership of Dr. H. Bryan Brewer, Jr., Lipid Sciences’ Vice-Chairman and Chief Scientific Director, and in collaboration with the Washington Hospital Center and the Cardiovascular Research Institute of the MedStar Research Institute in Washington, D.C.  The HDL mimetic peptide program is a logical outgrowth of Lipid Sciences expertise in, and focus on, HDL as a critical element in cardiovascular disease therapy and an opportunity to address a significant unmet market need—in line with the Company’s strategy to address clinically all aspects of the Acute Coronary Syndrome patient.  HDL mimetic peptides can be efficiently and economically synthesized in quantities sufficient for pre-clinical and clinical research and can be scaled for low-cost commercial production as a drug.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (selective HDL delipidation and HDL mimetic peptides) is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ proprietary delipidation technology.  The Company believes that removing the virus’ protective lipid coating exposes otherwise hidden viral proteins, to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from Inception (May 21, 1999) to September 30,
(In thousands, except per share amounts)	2005	2004	2005	2004	2005

Grant Revenue	$—	$—	$1	$—	$33
Operating expenses:
Research and development	1,787	2,262	5,282	6,744	50,361
Selling, general and administrative	908	927	2,617	2,848	22,172
Total operating expenses	2,695	3,189	7,899	9,592	72,533
Operating loss	(2,695)	(3,189)	(7,898)	(9,592)	(72,500)
Interest and other income	101	71	290	283	3,418
Loss from continuing operations	(2,594)	(3,118)	(7,608)	(9,309)	(69,082)
Income tax benefit	—	2	—	2	8,004
Net loss from continuing operations	(2,594)	(3,116)	(7,608)	(9,307)	(61,078)
Discontinued operations:
Income/(loss) from discontinued operations	—	(107)	—	(121)	582
Income tax expense	—	—	—	—	(179)
Income/(loss) from discontinued operations - net	—	(107)	—	(121)	403
Net loss	$(2,594)	$(3,223)	$(7,608)	$(9,428)	$(60,675)

Loss per share – basic and diluted:
Net loss per share continuing operations	$(0.10)	$(0.13)	$(0.31)	$(0.38)
Net loss per share discontinued operations	$0.00	$0.00	$0.00	$0.00
Net loss per share	$(0.10)	$(0.13)	$(0.31)	$(0.38)

Weighted average number of common shares outstanding – basic and diluted	24,925	24,679	24,919	24,592

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands, except share amounts)	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$11,354	$4,640
Short-term investments	6,925	12,414
Prepaid expenses	135	313
Restricted cash	—	105
Other current assets	11	11
Assets held for sale	—	1,167
Total current assets	18,425	18,650
Property and equipment	428	436
Long-term lease deposits	19	—
Total assets	$18,872	$19,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,344	$863
Accrued related party royalties	125	750
Accrued compensation	362	542
Income taxes payable	—	—
Other current liabilities	7	20
Total current liabilities	2,838	2,175
Deferred rent	6	—
Total liabilities	2,844	2,175

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 27,359,267 and 24,912,263 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	27	25
Additional paid-in capital	76,676	69,953
Deficit accumulated in the development stage	(60,675)	(53,067)
Total stockholders’ equity	16,028	16,911
Total liabilities and stockholders’ equity	$18,872	$19,086